Exhibit 2(l)

1900 K Street, NW Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

December 17, 2025

KKR Asset-Based Finance Fund

555 California Street

50th Floor

San Francisco, California 94104

Re:	Post-Effective Amendment No. 16 to the Registration Statement on Form N-2

(“Registration Statement”); File Nos. 333-233709 and 811-23474

Dear Ladies and Gentlemen:

We have acted as counsel for KKR Asset-Based Finance Fund (formerly, KKR Credit Opportunities Portfolio) (the “Fund”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Fund’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, relating to the issuance and sale by the Fund of an indefinite number of shares of beneficial interest of Class I, Class D, Class T, Class U, Class PI and Class PT shares, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary to render this opinion, and we are familiar with the Fund’s Declaration of Trust and By-Laws.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, upon effectiveness, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the Shares, as described in the Registration Statement, will be legally and validly issued and will be fully paid and non-assessable by the Fund.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

In rendering this opinion, insofar as it relates to the valid existence of the Fund, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of December 15, 2025, and this opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We furthermore consent to the use of our name in the Fund’s prospectus and Statement of Additional Information to be included in the Registration Statement and in any amended versions thereof, unless and until we revoke such consent. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP

2